CERTIFICATE OF AMENDMENT
                                  OF THE BYLAWS
                                       OF
                                  SCOOP, INC.,
                             a Delaware corporation

     The undersigned, Michael Neame, hereby certifies that he is the duly elected Secretary of Scoop, Inc., a Delaware corporation (the "Company"), and that attached hereto as Exhibit A is a true, correct and complete copy of the Amendment to Section 3.1 of Article III of the Bylaws of the Company as duly adopted by written consent of the majority shareholder of the Company on February 21, 2000.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of February 21, 2000.

                                     /s/ Michael Neame
                                     -------------------------------------------
                                     Michael Neame
                                     Secretary

                                    EXHIBIT A

                     Amendment to Section 3.1 of Article III
                                  of the Bylaws
                                 of Scoop, Inc.,
                             a Delaware corporation

     RESOLVED, that Section 3.1 of Article III of the Bylaws of the Corporation be and is hereby amended to read in its entirety as follows:

          Section 3.1 Number, Election and Tenure. The authorized number of directors which shall constitute the whole Board shall not be less than three (3) nor more than nine (9). The exact number of directors shall be fixed by a resolution duly adopted by the Board of Directors.